SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED NOVEMBER 29, 2006
(TO PROSPECTUS DATED NOVEMBER 14, 2006)

$808,983,132
(Approximate)

CWALT, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Alternative Loan Trust 2006-39CB
Issuing Entity

Mortgage Pass-Through Certificates, Series 2006-39CB

This Supplement revises the Prospectus Supplement dated November 29, 2006 to the Prospectus dated November 14, 2006 with respect to the above captioned series of certificates as follows:

[text continues on the following page]

Deutsche Bank Securities	Banc of America Securities LLC

The date of this Supplement is November 30, 2006.

1. On page S-10 of the Prospectus Supplement, the table containing the method for calculating the Pass-Through Rate, the Interest Accrual Period and the Interest Accrual Convention for each class of certificates is replaced with the following with respect to the Class 1-A-2 and Class 1-A-3 Certificates:

Class	Pass-Through Rate	Interest Accrual Period	Interest Accrual Convention
Offered Certificates
Class 1-A-2	LIBOR + 0.75% (3)	(4)	30/360 (2)
Class 1-A-3	37.50% - (6.00 x LIBOR) (3)	(4)	30/360 (2)

2. On page S-91 of the Prospectus Supplement, the table containing the Initial Pass-Through Rate, Maximum/Minimum Pass-Through Rate and Formula for Calculation of Class Pass-Through Rate for each class of LIBOR Certificates is replaced with the following with respect to the Class 1-A-2 and Class 1-A-3 Certificates:

Class	Initial Pass-Through Rate	Maximum/Minimum Pass-Through Rate	Formula for Calculation of Class Pass-Through Rate
Class 1-A-2	6.07%	7.00% /0.75%	LIBOR + 0.75%
Class 1-A-3	5.58%	37.50% /0.00%	37.50% - (6.00 x LIBOR)

3. The sensitivity table for the Class 1-A-3 Certificates on page S-125 of the Prospectus Supplement is replaced with the following:

Sensitivity of the Class 1-A-3 Certificates to Prepayments and LIBOR
(Pre-Tax Yield to Maturity)

	Percentage of the Related Prepayment Assumption
LIBOR	0%	50%	100%	150%	200%
3.32%	19.1%	19.3%	24.9%	29.3%	33.9%
4.32%	12.5%	12.7%	18.9%	23.5%	28.5%
5.32%	6.0%	6.3%	12.9%	17.9%	23.2%
5.82%	2.9%	3.1%	10.0%	15.1%	20.6%
6.25% and above	0.2%	0.5%	7.5%	12.7%	18.3%